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Exhibit 4.19

MAKE-WELL AGREEMENT

        This Make-Well Agreement (this "Agreement") is entered into as of January 24, 2003, by Station Casinos, Inc., a Nevada corporation ("Obligor"), in favor of Bank of America, N.A., as Administrative Agent for the benefit of the Creditors under the Loan Agreement described below.

RECITALS

        A.    Pursuant to the Loan Agreement (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") of even date herewith by and among The United Auburn Indian Community, a federally recognized Indian tribe ("Borrower"), the lenders from time to time parties thereto (each a "Lender" and collectively, the "Lenders"), and Bank of America, N.A., as Administrative Agent, the Creditors have agreed to extend certain credit facilities to Borrower.

        B.    The Loan Agreement provides, as a condition precedent to the Creditors' obligation to extend credit facilities to Borrower, that the Obligor shall enter into this Agreement, and shall make or cause to be made certain Make-Well Payments to the Administrative Agent in the amounts and under the terms and conditions set forth herein.

        C.    This Agreement is the "Make-Well" referred to in the Loan Agreement and is one of the Loan Documents described therein.

AGREEMENT

        NOW, THEREFORE, in order to induce the Creditors to extend credit facilities to Borrower under the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Obligor hereby agrees as follows:

        1.    Definitions.    Capitalized terms used but not defined in this Agreement shall have the meanings defined for those terms in the Loan Agreement. As used in this Agreement, the following terms shall have the meanings respectively set forth after each:

        "Bankruptcy Code" means Title 11 of the United States Code as amended from time to time.

        "Insolvency Proceeding" means any case or proceeding, voluntary or involuntary, under the Bankruptcy Codes, or any similar existing or future law of any jurisdiction, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors.

        "Make-Well Payment" means a Cash payment required to be made hereunder by Obligor to the Administrative Agent.

        2.    Make-Well Agreement.    For as long as the Loan Agreement remains in effect or any of the Obligations under the Loan Agreement remain outstanding, whether before or after the commencement of an Insolvency Proceeding, if Borrower (a) fails to be in compliance with the financial ratio covenants set forth in Section 6.11 of the Loan Agreement (the "Minimum Adjusted Gaming EBITDAM"), Section 6.12 of the Loan Agreement (the "Leverage Ratio") or Section 6.13 of the Loan Agreement (the "Fixed Charge Coverage Ratio"), or (b) fails to make any payment (whether in respect of principal, interest, fees or otherwise) when due (subject to applicable grace periods) (such failure, a "Payment Default"), the Obligor shall, subject to the limitations set forth in Section 4 below, make or cause to be Make-Well Payments to the Borrower in an amount determined in accordance with the following:

          (a)  With respect to any Default with respect to Section 6.11, Section 6.12 or Section 6.13 of the Loan Agreement, the amount of the Make-Well Payment required shall be equal to the additional amount required to be added to Adjusted Gaming EBITDAM for the relevant period to result in pro forma compliance with such covenants. Obligor shall make the Make-Well Payment required by this Section not later than five days following the earlier of the date on which Borrower delivers the quarterly or annual financial statements of Borrower and its Subsidiaries to Administrative Agent pursuant to Section 8.1 of the Loan Agreement (and the related compliance certificate pursuant to Section 8.2 of the Loan Agreement) or the date such statements and certificate are required to be delivered pursuant to said Section 8.1 and Section 8.2.

          (b)  With respect to a Payment Default, not later than three Business Days following the occurrence thereof, the Obligor shall make or cause to be made Make-Well Payments to the Borrower in an amount necessary to cure such Payment Default, together with (i) any accrued interest thereon, whether at the Default Rate or otherwise and (ii) any other penalties, costs, expenses or other amounts as shall be due and owing the Administrative Agent and/or the Creditors in accordance with the terms of this Agreement and the Loan Agreement.

          (c)  The proceeds of any Make-Well Payments made by the Obligor pursuant to Section 2(b) or (c) hereof shall be deemed to be Sub Debt Contributions to the Borrower. For greater certainty, Obligor acknowledges that the issuance by Borrower of a Sub Debt Contribution Note to Obligor is not a condition precedent to its obligation to make any Make-Well Payment required hereunder.

        3.    Payment Provisions in the Event of Bankruptcy.    Subject to the limitations set forth in Section 4 below, in the event that the Borrower becomes subject to an Insolvency Proceeding, notwithstanding Section 2 hereof, Obligor guarantees and agrees that so long as Borrower remains subject to such Insolvency Proceeding:

          (a)  If Borrower (i) fails to be in compliance with the Minimum Adjusted Gaming EBITDAM, the Leverage Ratio or the Fixed Charge Coverage Ratio or (ii) suffers a Payment Default, the Obligor shall make Make-Well Payments in the amounts calculated under Section 2 hereof into an interest-bearing deposit account designated and controlled exclusively by the Administrative Agent (the "Deposit Account") in which the Administrative Agent has concurrently been granted a security interest for the benefit of the Creditors. Such funds shall be held in the Deposit Account as additional Collateral for the Obligations under the Loan Agreement; provided that, if requested by Borrower, such funds (i) shall be applied to payment of the Obligations and/or (ii) shall be applied, with the approval of the Requisite Lenders (which approval shall not be unreasonably withheld) to payment of such other obligations of Borrower incurred in the ordinary course for the acquisition of goods or services which have enhanced or maintained the value of the Collateral covered by the Collateral Documents.

          (b)  The Make-Well Payments deposited into the Deposit Account and the funds therein shall be free and clear of any third party claims thereto, including any claims by Borrower as a third party beneficiary under this Agreement. The Obligor and the Administrative Agent on behalf of the Creditors specifically agree that, except as expressly set forth herein, Borrower is not an intended third party beneficiary to this Agreement and that Borrower has no rights under this Agreement and, without limiting the foregoing, Borrower's consent shall not be required in connection with any modification, amendment, substitution, release or termination of this Agreement.

        4.    Proof of Damages.    If the Obligor shall at any time and from time to time fail to perform or comply with any of its obligations contained herein and if for any reason the Creditors have failed to receive when due and payable (whether at stated maturity, by acceleration, or otherwise) the payment of all or any part of principal or interest or any other amount payable by Borrower under the Loan Agreement, then in each such case (i) it shall be assumed conclusively without necessity of proof that such failure by the Obligor was the sole and direct cause of the Creditors failing to receive such payment when due (to the extent of the failure of the Obligor to perform its obligations contained herein) irrespective of any other contributing or intervening cause whatsoever, and (ii) the Obligor further irrevocably waives to the fullest extent permitted by Law any right or defense the Obligor may have to cause the Creditors to prove the cause or amount of such damages or to mitigate the same.

        5.    Subordination of Obligations of Borrower to Obligor.    Obligor agrees that any reimbursement, indemnity, contribution and other similar rights which Obligor now has or which may hereafter arise against the Borrower, whether on account of any payment by Obligor hereunder, or otherwise, are hereby subordinated in the manner and to the extent set forth in the Subordination Agreement, the provisions of which are hereby incorporated by reference.

        6.    Statutes of Limitations and Other Laws.    So long as the Loan Agreement remains in full force and effect or any of the Obligations remain outstanding, all the rights, privileges, powers and remedies granted to the Administrative Agent and the Creditors hereunder shall continue to exist and may be exercised by Administrative Agent for the benefit of the Creditors at any time and from time to time irrespective of the fact that any of such Obligations may have become barred by any statute of limitations. Obligor expressly waives the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, to the maximum extent permitted by applicable Laws.

        7.    Waivers and Consents.    Obligor acknowledges that the obligations undertaken herein involve the support of obligations of Persons other than Obligor and, in full recognition of that fact, consent and agree that the Administrative Agent and the Creditors may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents to which Obligor are not a party or any additional security or guaranties, make-well agreements or other surety arrangements or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations; (e) receive and hold additional security or guaranties for or with respect to the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, make-well agreements or other surety arrangements, and apply any security and direct the order or manner of sale thereof as Administrative Agent and the Creditors in their sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Creditors or by operation of applicable Laws or otherwise liquidate or enforce any Obligations and any security or guaranties, make-well agreements or other surety arrangements therefor or with respect thereto in any manner, (h) consent to the transfer of any security and bid and purchase at any sale; and/or (i) consent to the merger, change or any other restructuring or termination of the existence of Borrower, Obligor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of Obligor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

        Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, for the benefit of the Creditors, may enforce this Agreement independently as to Obligor and independently of any other remedy or security Creditors at any time may have or hold in connection with the Obligations. Obligor expressly waives any right to require Administrative Agent or the Creditors to marshal assets in favor of Borrower or any other Person, and agrees that Creditors may proceed against Borrower or any other Person, or upon or against any security or remedy, before proceeding to enforce this Agreement, in such order as they shall determine their sole and absolute discretion. Administrative Agent, for the benefit of Creditors, may file a separate action or actions against Borrower or Obligor without respect to whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Obligor agrees that Creditors and Borrower and any Affiliates of Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement. Administrative Agent's and Creditors' rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Administrative Agent and/or Creditors upon the bankruptcy, insolvency or reorganization of Borrower, or any other Person, or otherwise, all as though such amount had not been paid. The rights of Administrative Agent and Creditors created or granted herein and the enforceability of this Agreement with respect to Obligor at all times shall remain effective to support the performance, and/or payment in full, of each of the Obligations supported hereby even though such Obligations, or any part thereof, or any security or guaranty, make-well agreement or other surety arrangement therefor or with respect thereto, may be or hereafter may become invalid or otherwise unenforceable as against Borrower or surety and whether or not Borrower shall have any personal liability with respect thereto. Obligor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of Borrower with respect to the Obligations, (b) the unenforceability or invalidity of any security or guaranty, make-well agreement or other surety arrangement for or with respect to the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of Borrower (other than by reason of the full payment and performance of all obligations supported hereby), (d) any failure of Administrative Agent or the Creditors to marshal assets in favor of Borrower or any other Person, (e) except as otherwise provided in this Agreement, any failure of Administrative Agent or the Creditors to give notice of sale or other disposition of Collateral to Obligor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral, (f) any failure of Administrative Agent or the Creditors to comply with applicable Laws in connection with the sale or other disposition of any Collateral or other security for any Obligations, including without limitation, any failure of Administrative Agent or the Creditors to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any Obligations, (g) any act or omission of Administrative Agent or the Creditors or others that directly or indirectly results in or aids the discharge or release of Borrower or the Obligations or any security or guaranty, make-well agreement or other surety arrangement therefor by operation of law or otherwise, (h) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Administrative Agent or Creditors to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Administrative Agent or Creditors, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Codes, (k) any extension of credit or the grant of any Lien under Section 364 of the Bankruptcy Codes, (l) any use of cash collateral under Section 363 of the Bankruptcy Codes, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Lien in favor of the Administrative Agent or the Creditors for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding, or (p) any action taken by the Administrative Agent or the Creditors that is authorized by this Section or any other provision of any Loan Document. Obligor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurrence of new or additional Obligations.

        8.    Condition of Borrower and its Subsidiaries.    Obligor represents and warrants to the Administrative Agent and the Creditors that Obligor has established adequate means of obtaining from Borrower and its Subsidiaries, if any, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries, if any and their respective Properties, and Obligor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries, if any, and their respective Properties. Obligor hereby expressly waives and relinquishes any duty on the part of Administrative Agent or the Creditors (should any such duty exist) to disclose to Obligors any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Borrower or its Subsidiaries, if any, or their respective Properties, whether now known or hereafter known by Administrative Agent or any Creditor during the life of this Agreement. With respect to any of the Obligations supported hereby, neither Administrative Agent nor the Creditors need inquire into the powers of Borrower or any of its Subsidiaries or the officers or employees acting or purporting to act on their behalf, and all Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

        9.    Liens on Real Property.    In the event that all or any part of the Obligations are at any time secured by any one or more deeds of trust or mortgages or other instruments creating or granting Liens on any interests in real Property, Obligor authorizes Administrative Agent, for the benefit of Creditors, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting any Obligations, the enforceability of this Agreement, or the validity or enforceability of any Liens of Administrative Agent or the Creditors on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale. Obligor expressly waives any defenses to the enforcement of this Agreement or any rights of the Administrative Agent or the Creditors created or granted hereby or to the recovery by Administrative Agent or the Creditors against Borrower, Obligor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale because all or any part of the Obligations are secured by real Property. This means, among other things: (1) Administrative Agent, for the benefit of Creditors, may collect from Obligor without first foreclosing on any real or personal Property collateral pledged by the Borrower; (2) if the Administrative Agent, for the benefit of Creditors, forecloses on any real Property collateral pledged by the Borrower: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (B) the Administrative Agent, for the benefit of Creditors, may collect from Obligor even if the Administrative Agent, by foreclosing on the real Property collateral, has destroyed any right Obligor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Obligor may have because all or any part of the Obligations are secured by real Property. Obligor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure §§ 580a, 580b, 580d or 726, or comparable provisions of the Laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under California Law or other applicable Law. Obligor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real Property or interest therein subject to any such deeds of trust or mortgages or other instruments. Obligor's or any other Person's failure to receive any such notice shall not impair or affect Obligor's obligations hereunder or the enforceability of this Agreement or any rights of Administrative Agent or Creditors created or granted.

        10.    Standstill of Rights of Subrogation.    Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which Obligor is a Party, for as long as this

Agreement remains in effect Obligor hereby expressly agrees with respect to Borrower and its successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of Borrower or any surety for Borrower, to forbear exercising (but does not thereby waive) any and all rights at Law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which Obligor may have or hereafter acquire against Borrower or any other such Person in connection with or as a result of Obligor's execution, delivery and/or performance of this Agreement or any other Loan Document to which Obligor is a party. Obligor agrees that for as long as this Agreement remains in effect it shall not have or assert any such rights against Borrower or its successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of Borrower or any surety for Borrower, either directly or as an attempted setoff to any action commenced against Obligor by Borrower (whether as borrower or in any other capacity), Administrative Agent, any Lender or Creditor or any other such Person. Obligor hereby acknowledges and agrees that this forbearance and standstill agreement is intended to benefit Borrower, Administrative Agent and Creditors and shall not limit or otherwise affect Obligor's liability hereunder, under any other Loan Document to which Obligor is a party, or the enforceability hereof or thereof.

        11.    Understandings With Respect to Waivers and Consents.    Obligor warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Obligor otherwise may have against Borrower, Administrative Agent, any Lender or Creditor or others, or against any Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law. Obligor acknowledges that it has either consulted with legal counsel regarding the effect of this Agreement and the waivers and consents set forth herein, or has made an informed decision not to do so. If this Agreement or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable Law, this Agreement and such waivers and consents shall be effective to the maximum extent permitted by Law.

        12.    Financial Information.    Obligor shall keep true and correct financial books and records, using generally accepted accounting principles consistently applied. Obligor shall provide to the Administrative Agent, for the benefit of Creditors such financial statements and other information respecting Obligor as is required under Section 8.1 of the Loan Agreement and such other information concerning their respective affairs and properties as the Administrative Agent or any Lender may reasonably request. Any confidential information of Obligor so furnished shall be subject to the provisions of Section 12.14 of the Loan Agreement.

        13.    Agreement to be Absolute.    Subject to Section 4 hereof, Obligor expressly agree that for as long as the Loan Agreement remains in effect or any of the Obligations under the Loan Agreement remain outstanding, Obligor shall not be released from their obligations hereunder by or because of:

          (a)  Any act or event which might otherwise discharge, reduce, limit or modify Obligor's obligations under this Agreement;

          (b)  Any waiver, extension, modification, forbearance, delay or other act or omission of the Administrative Agent or the Creditors, or any failure to proceed promptly or otherwise as against Borrower, Obligor or any security;

          (c)  Any action, omission or circumstance which might increase the likelihood that Obligor may be called upon to perform under this Agreement or which might affect the rights or remedies of Obligor as against Borrower; or

          (d)  Any dealings occurring at any time between Borrower, the Administrative Agent or any Lender or Creditor, whether relating to the Loans or otherwise.

        Obligor hereby expressly waives and surrenders any defense to its liability under this Agreement based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Agreement that the obligations of Obligor under it shall be absolute and unconditional under any and all circumstances.

        14.    Revival and Reinstatement.    If the Creditors are required to pay, return or restore to Borrower or any other person any amounts previously paid on the Loans because of any Insolvency Proceeding of Borrower, any stop notice or any other reason, to the extent that the source of such payment was a Make-Well Payment from Obligor pursuant to this Agreement, the obligations of Obligor shall be reinstated and revived and the rights of the Administrative Agent and the Creditors shall continue with regard to such amounts, all as though they had never been paid.

        15.    Obligor's Representations and Warranties.    Obligor represents and warrants that:

          (a)  All financial statements and other financial information furnished or to be furnished to the Administrative Agent or the Creditors by Obligor are or will be true and correct and do or will fairly represent the financial condition of Obligor as of the dates and for the periods covered thereby;

          (b)  All such financial statements were or will be prepared in accordance with Generally Accepted Accounting Principles, consistently applied;

          (c)  There has been no material adverse change in Obligor's financial condition since the dates of the statements most recently furnished to the Creditors; and

          (d)  The performance of this Agreement will not violate any indenture, credit agreement or other material agreement to which Obligor is a party.

        16.    Compliance with Station Loan Agreement Covenants.    Obligor agrees for the benefit of the Administrative Agent and the Creditors that (a) it shall at all times be in compliance with each of the covenants set forth in the Station Loan Agreement as of the date hereof, and (b) the following covenants set forth in the Station Loan Agreement are incorporated by reference herein: Sections 5.1 (Fixed Charge Coverage), 5.2 (Borrower Funded Debt Ratio), 6.1 (Payment of Taxes and Other Potential Liens), 6.2 (Preservation of Existence), 6.3 (Maintenance of Properties), 6.4 (Maintenance of Insurance), 6.5 (Compliance with Laws), 6.6 (Inspection Rights), 6.7 (Keeping of Books and Records), 6.8 (Compliance with Material Agreements), 6.10 (Hazardous Material Laws), 7.8 (Liens and Negative Pledges), 7.9 (Indebtedness and Guaranty Obligations), 7.11 (Parent Funded Debt Ratio) and Article 8 (Information and Reporting Requirements). For greater certainty, no amendment of any such covenant under the Station Loan Agreement shall amend the corresponding covenant incorporated by reference herein unless this Agreement has also been amended with the consent of the Requisite Lenders.

        17.    Events of Default.    The Administrative Agent may declare Obligor to be in default under this Agreement upon the occurrence of any of the following events ("Events of Default"):

          (a)  Obligor fails to perform any of their obligations under, or violates any provision of, this Agreement; or

          (b)  Obligor revokes this Agreement or dispute the validity or coverage thereof or this Agreement becomes ineffective for any reason; or

          (c)  Any representation or warranty made or given by Obligor in any Loan Document proves to be false or misleading in any material respect; or

          (d)  Obligor becomes insolvent or the subject of any Insolvency Proceeding and, in the case of an involuntary case, the same continues undismissed or unstayed for ninety (90) calendar days; or

          (e)  Obligor dissolves or liquidates.

        18.    Authorization; No Violation.    Obligor is authorized to execute, deliver and perform under this Agreement, which is a valid and binding obligation of Obligor enforceable against Obligor in accordance with its terms, except as enforcement may be limited by Bankruptcy Codes, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. No provision or obligation of Obligor contained in this Agreement violates any Requirement of Law applicable to Obligor. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which Obligor is a party.

        19.    Additional and Independent Obligations.    Obligor's obligations under this Agreement are in addition to their obligations under any other existing or future make-well agreements, guaranties or other suretyship arrangements given in connection with the Loan Agreement, and shall remain in full force and effect until they are expressly modified or released in a writing signed by the Administrative Agent on behalf the Requisite Lenders (or, if required by the terms of the Loan Agreement, all of the Lenders). Obligor's obligations under this Agreement are independent of those of Borrower under the other Loan Documents. The Administrative Agent may bring a separate action, or commence a separate reference or arbitration proceeding against Obligor without first proceeding against Borrower, any other person or any security that the Administrative Agent or the Creditors may hold, and without pursuing any other remedy. The rights under this Agreement shall not be exhausted by any action by the Administrative Agent or any Lender until the Loans have been paid and performed in full.

        20.    No Waiver; Consents; Cumulative Remedies.    Each waiver by the Administrative Agent and the Creditors must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from the Administrative Agent's or any Lender's or Creditor's delay in exercising or failure to exercise any right or remedy against Borrower, Obligor or any security. Consent by the Administrative Agent or any Creditor to any act or omission by Borrower or Obligor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for their consent to be obtained in any future or other instance. All remedies of the Administrative Agent and the Creditors against Borrower and Obligor are cumulative.

        21.    Release.    This Agreement shall automatically terminate upon the earlier to occur of (a) satisfaction of the Obligations or (b) satisfaction of each of the Make-Well Release Conditions (as defined in the Loan Agreement on the date hereof). Absent such termination, Obligor shall not be released from its obligations under this Agreement except by a writing signed by the Administrative Agent with the consent of all of the Lenders. For avoidance of doubt, no modification of the definition of Make-Well Release Conditions after the date hereof shall be effective in respect of the termination of this Agreement unless such modification is expressly approved by the Obligor in writing.

        22.    Successors and Assigns; Participations.    The terms of this Agreement shall bind and benefit the legal representatives, successors and assigns of the Administrative Agent, the Creditors and the Obligor; provided, however, that Obligor may not assign this Agreement, or assign or delegate any of their rights or obligations under this Agreement, without the prior written consent of the Administrative Agent in each instance. The Lenders may sell or assign participations or other interests in the Loans and this Agreement in accordance with Section 12.8 of the Loan Agreement. Also without notice to or the consent of Obligor, the Administrative Agent and the Creditors may disclose any and all information in their possession concerning Obligor, this Agreement and any security for this Agreement to any actual or prospective purchaser of any securities issued or to be issued by Creditors, and to any actual or prospective purchaser or assignee of any participation or other interest in the Loan Documents in accordance with Section 12.14 of the Loan Agreement.

        23.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the local Laws of the State of California (without regard to the choice of law or conflict of laws provisions thereof).

        24.    Costs and Expenses.    If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees (including, without duplication, reasonably allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by Law. In all other situations, including any Insolvency Proceeding, Obligor agrees to pay all of the Administrative Agent's and the Creditors' reasonable costs and expenses, including attorneys' fees (including, without duplication, reasonably allocated costs for services of their respective in-house counsel) which may be incurred in any effort to collect or enforce this Agreement. From the time(s) incurred until paid in full, all sums shall bear interest at the Default Rate.

        25.    Integration; Modifications.    This Agreement (a) integrates all the terms and conditions mentioned in or incidental to this Agreement, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by Obligor, the Administrative Agent and the Creditors as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and as the complete and exclusive statement of the terms agreed to by Obligor, the Administrative Agent and the Creditors. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Agreement.

        26.    Waiver of Right to Trial by Jury.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE LOAN AGREEMENT AND ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        27.    Notices.    Notices hereunder shall be in writing and shall be delivered in the manner prescribed for notices in the Loan Agreement.

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        28.    Miscellaneous.    The illegality or unenforceability of one or more provisions of this Agreement shall not affect any other provision.

        IN WITNESS WHEREOF, Obligor has executed this Agreement as of the date first written above by their respective duly authorized officers.

STATION CASINOS, INC.
		By:	Glenn C. Christenson, Executive Vice President and Chief Financial Officer
Address: c/o Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, Nevada 89102 Attn: Glenn C. Christenson Telecopier: (702) 367-2424 Telephone: (702) 367-2484
Accepted:
BANK OF AMERICA, N.A. as Administrative Agent for the benefit of the Creditors
By:	Name: Title:
Address: Bank of America, N.A. CA9-706-17-54 555 South Flower Street, 17th Floor Los Angeles, California 90071 Attn: Janice Hammond, Vice President Telecopier: (213) 345-1210 Telephone: (213) 345-1213

CONSENT OF BORROWER

        The Borrower consents to this Agreement and agrees that it shall promptly and in any event within five Business Days following the making of any Make-Well Payment by Obligor under this Agreement issue a Sub Debt Contribution Note in the amount of such Make-Well Payment. The Borrower acknowledges that any Make-Well Payment made by Obligor under this Agreement is subject to reimbursement as contemplated by Section 8.3 of the Development Agreement. The Borrower hereby confirms for the benefit of the Obligor the provisions of Article 14 of the Development Agreement.

THE UNITED AUBURN INDIAN COMMUNITY
By:
Title:

QuickLinks

  Exhibit 4.19
MAKE-WELL AGREEMENT
CONSENT OF BORROWER